Enterprise Accumulation Trust
Attachment for Sub-Item 77O
10f-3 Transactions
For the Period January 1, 2003 through June 30, 2003


FUND Enterprise Total Return Portfolio
OFFERING South Africa Bond
DATE 05/09/03
BROKER Citigroup Global Markets Inc.
PRICE $99.241
PAR/SHARES 150,000
% OF OFFERING 0.01%
% OF ASSETS 0.31%
SYNDICATE MEMBER Dresdner Kleinwort Wasserstein